JON T. VINCENT, CPA

1508 MILITARY CUTOFF RD., SUITE 302
WILMINGTON, NC 28403
910/256-0101
FAX 910/256-0515

Dr. Bruce I. Howell, Chairman of the Board
Crescent State Bank
1005 High House Road
Cary, NC 27513

August 3, 2009

Dear Bruce:

This letter is written to inform you that I regrettably must resign my position as a board member of Crescent State Bank effective August 12, 2009. My last official business on behalf of the board will be to Chair the Audit Committee Meeting on August 11, 2009.

I have reached this decision after much thought. I must focus 100% of my efforts on managing my multiple businesses during these unprecedented economic times. I have thoroughly enjoyed my tenure as a board member and will miss the camaraderie of the group. As my schedule permits, I would hope to be reconsidered for service on the board if there is an available position.

I wish each of the board members and the bank much success and good fortune going forward.

Sincerely,

Jon T. Vincent, CPA

JTV/slg

C: Mike Carlton, President of Crescent State Bank